     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to
        Purchase, dated March 17, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal, and is being made to all holders of
      Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not result in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto.

                           NOTICE OF OFFER TO PURCHASE
                           ALL SHARES OF COMMON STOCK

                                       OF

                      DATA TRANSMISSION NETWORK CORPORATION

                                       AT

                          $29.00 NET PER SHARE IN CASH

                                       BY

                           DTN ACQUISITION CORPORATION
                             AN INDIRECT SUBSIDIARY

                                       OF

                     VS&A COMMUNICATIONS PARTNERS III, L.P.


         DTN Acquisition Corporation, a Delaware corporation (the "Purchaser") and an indirect subsidiary of VS&A Communications Partners III, L.P., a Delaware limited partnership (the "Parent"), hereby offers to purchase all shares of common stock, par value $0.001 per share (the "Shares"), of Data Transmission Network Corporation, a Delaware corporation (the "Company"), at a price of $29.00 per Share (the "Share Price"), net to the seller in cash and without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which, together with any amendments and supplements thereto, constitute the "Offer").

--------------------------------------------------------------------------------
              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
           MIDNIGHT, NEW YORK CITY TIME, ON APRIL 14, 2000, UNLESS THE
                               OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES (COLLECTIVELY, THE "MINIMUM NUMBER OF SHARES") THAT REPRESENTS 90% OF THE THEN OUTSTANDING SHARES.

         The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 3, 2000, among the Company, the Parent, VS&A-DTN, LLC, a Delaware limited liability company and a subsidiary of the Parent ("VS&A-DTN"), and the Purchaser. The Parent, VS&A-DTN and the Purchaser do not own any Shares. Stockholders who hold in the aggregate approximately 50.1% of the outstanding Shares (approximately 44.1%, after the exercise of all outstanding options and warrants) have agreed to tender their shares in response to the Offer or to vote their Shares in favor of the Merger and the adoption of the Merger Agreement. The purpose of the Offer is to acquire control of the Company.

         The Merger Agreement provides, among other things, that, following the completion of the Offer, or, if the Offer is not completed, the approval of the Merger by the Company's stockholders (the "Stockholders") and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of VS&A-DTN. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the Company's treasury immediately before the Effective Time, and each Share held by the Parent, the Purchaser, VS&A-DTN, any other subsidiary of the Parent or any subsidiary of the Company immediately before the Effective Time, all of which will be cancelled, and other than Shares with respect to which appraisal rights are properly exercised under the DGCL) will be converted into the right to receive $29.00 in cash, without interest thereon.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to First National Bank of Omaha, as Depositary (the "Depositary"), of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering Stockholders.

         In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures described in the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

         If, prior to the Expiration Date, the Purchaser increases the consideration offered to the Stockholders pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         The term "Expiration Date" means 12:00 midnight, New York City time, on April 14, 2000, unless and until the Purchaser, in accordance with the Merger Agreement, shall have exercised its right to extend the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire. Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw such Shares. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing press releases to the Dow Jones News Service.

         Except as otherwise provided below or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after May 9, 2000.

         To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address or facsimile number specified on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer described in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

         Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in the Offer to Purchase.

         All questions as to form and validity (including time of receipt) of notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has agreed to provide the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to the Stockholders. The Offer to Purchase, the related Letter of Transmittal and other materials will be mailed to the Stockholders and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         The Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

         Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent, at the address and telephone number specified below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person, other than the Depositary and the Information Agent, for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                          77 Water Street, 20th Floor
                            New York, New 10005-4495
              Banks and Brokerage Firms Please Call: (212)269-5550
                    ALL OTHERS CALL TOLL FREE: (800)488-8075

March 17, 2000